Subsidiary                                   State/Jurisdiction of
                                             Incorporation/Organization

Churchill Downs Management Company           Kentucky
Hoosier Park, L.P. (limited partnership)     Indiana
Ellis Park Race Course, Inc.                 Kentucky
Racing Corporation of America d/b/a
     Kentucky Horse Center                   Delaware
Calder Race Course, Inc.                     Florida
Tropical Park, Inc                           Florida
Hollywood Park Race Track                    California

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